SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ____________________________________

                                FORM 8-A/A No. 4

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               THE STANLEY WORKS
-------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


            Connecticut                                  06-0548860
--------------------------------------        ---------------------------------
State of incorporation of Organization        I.R.S. Employer Identification No.


           1000 Stanley Drive
       New Britain, Connecticut                                06053
--------------------------------------        ---------------------------------
   (Address of Principal Executive Office)                   (Zip Code)

If this form relates to the                   If this form relates to the
registration of a class of                    registration of a class of
securities pursuant to Section                securities pursuant to Section
12(b) of the Exchange Act and is              12(g) of the Exchange Act and is
effective pursuant to General                 effective pursuant to General
Instruction A.(c), please check               Instruction A.(d), please check
the following box. |X|                        the following box. |_|


Securities Act registration statement file numbers to which this form relates:
[ ]

Securities to be registered pursuant to Section 12(b) of the Act:

  Title of Each Class                           Name of Each Exchange on Which
  to be so Registered                           Each Class is to be Registered
  -------------------                           ------------------------------

Depositary Preferred Stock Purchase Rights             New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:   None

Item 1.   Description of Registrant's Securities to be Registered.
          -------------------------------------------------------

          Item 1 of the Company's Application for Registration on Form 8-A, filed March 24, 1986 (as amended, the "Form 8-A"), is hereby amended and supplemented as follows:

          As previously disclosed in the Company's Form 8-K, dated January 31, 1996 (the "1996 Form 8-K"), which was filed with the United States Securities and Exchange Commission on February 1, 1996, on January 31, 1996, the Board of Directors of the Company (the "Board") extended the benefits offered by the Rights Agreement, dated as of February 26, 1986, between the Company and the Rights Agent named therein (the "1986 Rights Agreement"). The Board implemented such extension by the execution of the Rights Agreement, dated as of January 31, 1996, between the Company and the Rights Agent (the "1996 Rights Agreement"), which became effective upon the expiration of the 1986 Rights Agreement at the close of business on March 10, 1996.

          On January 31, 1996, the Board authorized and declared a dividend distribution of one Right (as hereinafter defined) for each share of Common Stock outstanding upon the earlier of (i) the close of business on March 10, 1996 or (ii) the date on which the 1986 Rights (as defined in the 1996 Rights Agreement) were redeemed (the "Record Date"), and authorized the issuance of one Right (as such number may be adjusted pursuant to the provisions of the 1996 Rights Agreement) for each share of Common Stock issued between the Record Date (whether originally issued or delivered from the Company's treasury) and the Distribution Date (as hereinafter defined). Each Right initially represented the right to purchase one two-hundredth of a share of Preferred Stock (a "Unit"), upon the terms and conditions set forth in the 1996 Rights Agreement (the "Right"), for the initial price of $220.00 per Unit (the "Exercise Price"), such price being subject to adjustment from time to time as provided in the 1996 Rights Agreement.

          The Rights are not exercisable until the earlier of (i) the close of business on the tenth day after the first date (the "Stock Acquisition Date") of public announcement by the Company or an Acquiring Person (as hereinafter defined) that an Acquiring Person has become such or (ii) the close of business on the tenth business day (or such later date as the Board shall determine) after the date that a tender or exchange offer by any person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company) is published or sent within the meaning of Rule 14d-2(a) of the Exchange Act, if upon consummation thereof, such person would be the beneficial owner of ten percent (10%) or more of the shares of Common Stock then outstanding (the "Distribution Date"). An "Acquiring Person" is any person who or which, together with all of its affiliates, becomes the beneficial owner of ten percent (10%) or more of the Common Stock then outstanding, but shall not include the Company or any of its subsidiaries, any employee benefit plan of the Company or its subsidiaries or any person who becomes the beneficial owner of ten percent (10%) or more of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to a repurchase of shares of Common Stock by the Company (unless such person acquires beneficial ownership of additional shares of Common Stock representing one percent (1%) or more of the shares of Common Stock then outstanding).

          Once exercisable, the Rights may be exercised at or prior to the earliest of (i) the close of business on March 10, 2006, (ii) the time at which the Rights are redeemed as provided in Section 23 of the 1996 Rights Agreement or (iii) the time at which such Rights are exchanged pursuant to
Section 24 of the 1996 Rights Agreement.


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

          In the event that the Company is acquired in a merger or other business combination transaction, provision shall be made so that each holder of a Right (other than an Acquiring Person) shall have the right to receive, upon exercise thereof, that number of shares of Common Stock of the surviving Company having a market value equal to two times the Exercise Price of the Right. Similarly, if anyone becomes an Acquiring Person (except pursuant to an offer for all outstanding shares of Common Stock which the independent directors have deemed to be fair and in the best interest of the Company), provision will be made so that each holder of a Right (other than an Acquiring Person) shall thereafter have the right to receive, upon exercise thereof, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a market value equal to two times the Exercise Price of the Right.

          The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without also acquiring a substantial number of Rights. The Rights should not interfere with any merger or other business combination approved by the Board since the Board may, at its option, at any time prior to the earlier of the close of business on (i) the tenth day following the Stock Acquisition Date or
(ii) March 10, 2006, redeem all but not less that all of the then outstanding Rights at a redemption price of $.01 per Right.

          Following a stock split previously effected by the Company, each outstanding share of Common Stock currently has one half of a Right associated with it.

          The 1996 Rights Agreement, which specifies the terms of the Rights, is incorporated herein by reference to Exhibit 4(i) hereof. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the 1996 Rights Agreement.

Item 2.   Exhibits
          --------

          Item 2 of the Form 8-A is hereby amended and supplemented as follows:

Exhibit 4(i).      Rights Agreement, dated as of January 31, 1996, between
                  The Stanley Works and State Street Bank and Trust Company. (Incorporated by reference to Exhibit 4(i) to the 1996 Form 8-K.)


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

                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        THE STANLEY WORKS



Dated: July 23, 2004                    By:  /s/ Bruce H. Beatt
                                           ------------------------------
                                           Name:  Bruce H. Beatt
                                           Title: Vice President, General
                                                  Counsel & Secretary






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